EXHIBIT 107

Calculation of Filing Fee Tables

FORM F-3

(Form Type)

Barclays PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $1,562,125,000.(1)

	Security Type	Security Class Title	Fee Calculation	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	8.500% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities	Rule 457(r)	$1,562,125,000.00	100%	$1,562,125,000.00	$147.6 per $1 million	$230,569.65
Total Fee Due								$230,569.65

(1)

The prospectus supplement to which this Exhibit is attached relates to the offering of £1,250,000,000.00 aggregate principal amount of 8.500% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities. The Maximum Aggregate Offering Price in U.S. dollars is based on the pounds sterling / U.S. dollar exchange rate of £1/$1.2497 as at or about 12:00 p.m., London time on May 8, 2024, as reported by Bloomberg.